Exhibit 99.3
P.O. Box 25099 Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	2:00 p.m.
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Announces Joint Venture to Produce
Liquid Nicotine
Richmond, VA, August 6, 2013 / PRNEWSWIRE

Universal Corporation (NYSE:UVV), the leading global leaf tobacco supplier, announced today that its subsidiary, Virginia Tobacco Company, Inc., has joined Avoca, Inc., one of the world's premier botanical extraction companies, in the formation of AmeriNic, Inc. to produce liquid nicotine for the electronic cigarette industry. This new business will produce high quality, United States Pharmacopeia (USP) grade liquid nicotine in the United States using fully traceable and compliant tobaccos. AmeriNic, Inc. expects to begin production of liquid nicotine before the end of the calendar year.
George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation, stated, “We continually evaluate opportunities to meet the evolving needs of our customers and our industry. The electronic cigarette industry is developing rapidly, and as a leader in leaf tobacco sourcing and agronomic research, we are pleased to bring our expertise to this dynamic market. We believe that the best source of liquid nicotine is tobacco and that AmeriNic, Inc. has the capability needed to build a supply chain to provide the highest quality product at a competitive price. AmeriNic, Inc. looks forward to being a reliable, high-quality supplier for this new and emerging market. This transaction is not expected to have a material impact on cash flows or operating results for the current fiscal year.”
David A. Holmes, President of Pharmachem Laboratories, Inc., parent company of Avoca, Inc. stated, “We are pleased to join with Universal Corporation in forming AmeriNic, Inc. to manufacture and supply liquid nicotine to the fast growing electronic cigarette industry. This venture fits our business model of controlling the supply chain to ensure reliable delivery of high quality ingredients to our customers.”
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

Avoca, Inc., one of the world's premier botanical extraction companies excels in the extraction and purification of natural products. Part art and part science, they extract, concentrate, crystallize, purify and isolate unique products for their customers. Based in Merry Hill, North Carolina, Avoca operates an extraction facility operating under food grade current Good Manufacturing Practices (cGMPs). For more information on Avoca, visit its website at www.pharmachemlabs.com/divisions/avoca.

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